Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

July 27, 2010

Genco Shipping & Trading Limited

299 Park Avenue, 20th Floor

New York, NY  10171

Ladies and Gentlemen:

We have acted as United States counsel to Genco Shipping & Trading Limited, a company organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-155758), including the prospectus included therein, filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 26, 2008, as amended prior to the date hereof (the “Registration Statement”) and as supplemented by the prospectus supplement, filed with the Commission on July 22, 2010 (the “Prospectus Supplement”) with respect to the issuance and sale of up to $125,000,000 aggregate principal amount of 5.00% Convertible Senior Notes due 2015 (the “Notes”), which are convertible into shares of the Company’s common stock, par value $0.01 per share.

In rendering this opinion, we have examined copies of the following documents:

(A)          the Registration Statement,

(B)           the Prospectus Supplement,

(C)           the Articles of Incorporation of the Company,

(D)          the By-laws of the Company,

(E)           the indenture, dated as of July 27, 2010 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), supplemented by the First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of July 27, 2010, between the Company and the Trustee, pursuant to which the Notes will be issued, and

(F)           the Underwriting Agreement, dated as of July 21, 2010, between the Company and the several underwriters listed therein (the “Underwriting Agreement”), pursuant to which the Notes will be sold.

We have also made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion.  As to factual matters only, we have also relied upon the statements, representations and certificates of officers or other representatives of the Company, public officials and others.  We have not independently verified the facts so relied on.

1177 AVENUE OF THE AMERICAS     NEW YORK NY 10036-2714     PHONE 212.715.9100    FAX 212.715.8000   WWW.KRAMERLEVIN.COM

ALSO AT 47 AVENUE HOCHE    75008 PARIS FRANCE

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Notes, when (i) sold in accordance with the terms and conditions of the Underwriting Agreement and (ii) duly executed, authenticated, issued and delivered in accordance with the terms and conditions of the Indenture, will be legally issued and will constitute binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

In rendering this opinion, we have assumed that the Indenture has been duly authorized by the Trustee and constitutes the binding obligation of the Trustee.  As to the due authorization by the Company of the Indenture and the Notes, we have examined and relied upon the legal opinion, dated as of July 27, 2010, of Reeder & Simpson P.C., Marshall Islands counsel to the Company.

We express no opinion as to any laws other than the laws of the State of New York and the federal laws of the United States of America (the “Relevant Laws”).

The opinions expressed herein are based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby authorize the addressee of this opinion to file it as an exhibit to a Current Report on Form 8-K of the Company and consent to the incorporation by reference of this opinion into the Registration Statement and the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement and the Prospectus Supplement, without admitting that we are an “expert” within the meaning of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement or the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP